Filed Pursuant to Rule 433

Registration No. 333-152678

Final Term Sheet

August 6, 2008

NORTHERN TRUST CORPORATION

$400,000,000 5.50% Notes due 2013

■ Issuer	■ Northern Trust Corporation
■ Note Type	■ Senior
■ Ratings (Moody’s/S&P/Fitch)*	■ A1/AA-/AA- (Pos/Stable/Stable)
■ Principal Amount	■ $400,000,000
■ Pricing Date	■ August 6, 2008
■ Settlement Date	■ August 13, 2008 (T+5)
■ Maturity Date	■ August 15, 2013
■ Coupon	■ 5.50%
■ Re-offer Yield	■ 5.59%
■ Re-offer Price	■ 99.611%
■ Market/ Re-offer Spread	■ T + 228 bps
■ Pricing Benchmark	■ 3.375% UST due 7/31/2013
■ Benchmark Yield	■ 3.31%
■ Proceeds to Company	■ $397,244,000
■ Interest Payment Dates	■ Semi-annually on the 15th of February and August
■ First Coupon Date	■ February 15, 2009
■ Call Provisions	■ Non-callable
■ Day Count Basis	■ 30/360
■ Minimum Denominations	■ US$2,000 and integral multiples of US$1,000 in excess of such amount
■ Bookrunners	■ Merrill Lynch & Co. ■ UBS Securities LLC
■ Co-Managers	■ Goldman, Sachs & Co. ■ Loop Capital Markets, LLC ■ The Williams Capital Group, L.P.
■ CUSIP	■ 665859AJ3
■ ISIN	■ US665859AJ35

This communication is intended for the sole use of the person to whom it is provided by us. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch & Co. at 1-866-500-5408 or (ii) UBS Securities LLC at 1-877-827-6444 (ext.561 3884).

*	A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.